Exhibit 99.1

Contacts:

Moshe Oratz	Gabriel Berger
Absolute Life Solutions, Inc.	Triumph Corporate Communications
Chief Executive Officer	Investor Relations
(212) 201-4070	(212) 201-4070 Ext. 197
info@absolutels.com	investorrelations@absolutels.com

ABSOLUTE LIFE SOLUTIONS REPORTS FISCAL 2010 RESULTS OF OPERATIONS

Company Delivers Profitability in First Full Quarter of Operations and Sets Stage for Fiscal 2011

New York, NY - December 14, 2010 – Absolute Life Solutions, Inc. (OTCBB: ALSO), a financial services firm focused on the creation of cash liquidity for seniors as well as insurance-industry focused investors, today announced the financial results for the company’s fiscal  year ended August 31, 2010.  Highlights from the reported period include the following:

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a $7.3 million investment in life settlement transactions resulting in a $5 million net gain,

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income before taxes of $3.8 million,

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net income of $2.3 million,  after deferred taxes, or $0.03 per share on approximately 80 million shares, basic and diluted,

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the completion of  an initial $13.5 million of a $60 million capital raise,

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cash, cash equivalents and short-term investments at August 31, 2010, totaling $5.7 million.

Commenting on the results of the company’s first operational quarter and full year results, Moshe Oratz, Chief Executive Officer of Absolute Life Solutions, Inc., stated, “We are very encouraged by this initial report.  While our first full year results reflect only one quarter of operations, by almost every measure it was a very successful quarter for Absolute Life Solutions Inc., and we are pleased that our efforts are proving successful.  We achieved significant milestones including the set-up of our operations, the hiring of key staff, the completion of an initial component of our financing, and the identification and purchase of attractive policies that have allowed us to report unrealized gains of over $5 million.  These kinds of policy purchases reflect the prudent nature of our soon to be patented proprietary valuation model and we believe are an early indication of the potential of our business methodology. Our goal is to build on the foundation of this early success.”

Oratz continued, “Life settlements as an asset class is gaining prominence and acceptance and we believe that the prospects for our future are bright.  This year there will be over $416 billion of life insurance owned by people over 65.  In the current financial climate we expect that as a result of our ability to offer these potential clients near term cash liquidity on what would normally have been a dormant asset, there will be an increase in demand for our solutions. Ultimately we anticipate that this demand will make our pipeline for diverse and available policies very robust and, with the November announced closing of $25.8 million of our $60 million raise, our ability to source and secure high quality policies from this pipeline will be increased.  We expect that our early capital raising activities will come to a successful conclusion shortly, providing us with the required resources to further our operations.”

About Life Settlement Transactions:

A life settlement transaction typically occurs when an individual of advanced aged no longer wishes to pay, or is unable to afford, a rising premium payment on their life insurance policies.  When faced with the difficult choice of expending diminishing cash resources to make premium payments or simply allowing their policy lapse, the insured senior now has the opportunity to sell the policy for an immediate cash payment.  Current life settlement transactions are allowing the individual to receive an average of 8 times the surrender value for an asset that was previous illiquid and that they may have had to abandon.  More and more seniors are becoming aware of the potential of these transactions creating a growing supply of policies available for purchase by organization such as Absolute Life Solutions, Inc.

About Absolute Life Solutions, Inc.:

Absolute Life Solutions, Inc. offers a distinctive approach that provides liquidity to seniors while creating a stable alternative asset class for investors.  By securing only high-quality policies and employing a proprietary valuation platform and best-in-class portfolio and management techniques, Absolute seeks to optimize an insurance policy’s inherent value and minimize risk.  For more information about Absolute Life Solutions, Inc., please visit our website at www.absolutels.com

Forward Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in our public filings with the Securities and Exchange Commission.  Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. We undertake no obligation to update these forward looking statements.

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Financial Tables to Follow

ABSOLUTE LIFE SOLUTIONS, INC. (FORMERLY SHIMMER GOLD, INC.)
BALANCE SHEETS

	August 31,	August 31,
	2010	2009

ASSETS

Current
Cash	$3,498,525	$-
Prepaids and deposits (Note 3)	2,287,651	1,000

	5,786,176	1,000
Equipment (Note 4)	114,036	-
Deposits	56,688	-
Investment in Life Settlement contracts (Note 3)	12,313,897	-

	$18,270,797	$1,000

LIABILITIES

Current
Accounts payable	$362,896	$35,331
Due to related party (Note 5)	-	17,142

	362,896	52,473
Deferred income tax payable (Note 12)	1,524,558	-
	1,887,454	52,473

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock ($0.00001 par value; 100,000,000 authorized;
of which 60,000 are designated as Series A
12.5% convertible preferred stock (Note 6);
13,500 Series A issued and outstanding)
(2009 - Nil issued and outstanding)	3	-
Common stock ($0.00001 par value; 500,000,000 authorized (Note 7);
80,060,000 issued and outstanding)
(2009 - 80,060,000 issued and outstanding)	801	801
Additional paid-in capital	14,249,935	112,499
Deficit accumulated during the exploration stage	(164,773)	(164,773)
Retained earnings	2,297,377	-
	16,383,343	(51,473)

	$18,270,797	$1,000

ABSOLUTE LIFE SOLUTIONS, INC. (FORMERLY SHIMMER GOLD, INC.)
STATEMENTS OF OPERATIONS

	Year ended	Year ended
	August 31,	August 31,
	2010	2009

EXPENSES
Advertising	$30,700	$-
Amortization	5,731	-
Consulting fees (Note 7)	564,751	1,907
Interest	1,444	-
Management fees (Note 5)	6,000	12,000
Mineral property expenditures (Note 8)	-	6,978
Office and miscellaneous	84,771	1,844
Professional fees	104,385	43,871
Rent	7,535	-
Transfer agent and filing fees	2,903	2,550
Wages and benefits	153,316	-
Net loss before other items and tax	(961,536)	(69,150)

Other items
Net gain on investment in Life Settlement contracts (Note 3)	5,047,921	-
Life insurance premiums (Note 3)	(264,450)	-
	4,783,471	-

Income (loss) before income taxes	3,821,935	(69,150)
Income tax expense (Note 12)	(1,524,558)	-

Net income (loss)	$2,297,377	$(69,150)

Basic and diluted earnings (loss) per common share	$0.03	$(0.01)

Basic weighted average number of shares outstanding	80,060,000	80,060,000
Diluted weighted average number of shares outstanding	80,133,973	80,060,000

The accompanying notes are an integral part of these financial statements

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